Exhibit 99.1

Kinsale Capital Group Announces Board Election of Brian D. Haney and His Retirement in 2026

RICHMOND, Va, October 23, 2025 – Kinsale Capital Group, Inc. (NYSE: KNSL) (the “Company”) announced today that Brian D. Haney, President and Chief Operating Officer, has been elected to the Company’s Board of Directors, effective October 23, 2025. In addition, Mr. Haney has informed the Company of his plans to retire on March 2, 2026. Upon retirement, Mr. Haney will commence a consulting engagement with the Company as a Senior Advisor with a general focus on investor relations. Stuart P. Winston has been promoted to Executive Vice President, Chief Underwriting Officer, and will continue to lead the Company’s underwriting operations. Michael P. Kehoe, who currently serves as Chairman of the Board and Chief Executive Officer, will assume the additional title as President of the Company upon Mr. Haney’s retirement.

“Brian has been a tremendous influence on the Company’s success since its founding back in 2009 through the variety of senior executive roles that he has held along the way. We are also pleased that he will continue to contribute to Kinsale as both a Director and as a Senior Advisor in the investor relations area for the foreseeable future. Brian’s understanding of the business, his integrity and his considerable stockholding in Kinsale make him an ideal addition to our Board and his appointment as a Senior Advisor ensures continuity in our investor communications,” said Mr. Kehoe.

“Stuart is a highly respected member of Kinsale’s senior leadership team, with deep underwriting acumen and a proven track record of management success. We are confident that Stuart is well positioned to deliver continued profit and growth in the future,” Mr. Kehoe continued.

“It has been an honor working alongside such a talented Kinsale team during the last 17 years and I look forward to my new role as we all work to make Kinsale the best E&S company in the business,” said Mr. Haney.

Mr. Winston joined the Company in 2010 and has over 20 years of industry underwriting experience. During his tenure at the Company, Mr. Winston has served in positions of increasing responsibility in the leadership team, most recently as Senior Vice President and Chief Underwriting Officer before his promotion to Executive Vice President, Chief Underwriting Officer. Mr. Winston holds a B.A. in Managerial Economics from Hampden-Sydney College and has earned the Associate in Reinsurance (ARe) and Chartered Property Casualty Underwriter (CPCU) designations from The Institutes.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.

Contact
Kinsale Capital Group, Inc.
Bryan P. Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com